Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1 of Electromed, Inc. and Subsidiary of our report dated April 30, 2010, relating to our audits of the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in its method of accounting for noncontrolling interest in its subsidiary), appearing in the Prospectus, which is part of this Pre-Effective Amendment No. 4 to the Registration Statement.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP
Minneapolis, MN
August 11, 2010